Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context indicates otherwise in this Unaudited Pro Forma Consent Combined Financial Information, references to “TuHURA,” “TuHURA Biosciences, Inc.” the “Company,” “we,” “us,” “our” and similar terms refer to TuHURA Biosciences, Inc., a Nevada corporation (formerly known as Kintara Therapeutics, Inc. and our predecessor company) and its consolidated subsidiaries. References to “Kintara” refer to Kintara Therapeutics, Inc. prior to the reverse merger transaction completed on October 18, 2024 (the “Kintara Merger” or “Reverse Recapitalization”) whereby a wholly owned subsidiary of Kintara merged with and into TuHURA Biosciences, Inc., a Delaware corporation and a private company (the private company being referred to as “Legacy TuHURA”), with Kintara changing its name to “TuHURA Biosciences, Inc.” Capitalized terms included but not defined below have the same meaning as defined elsewhere in this filing.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Kintara, TuHURA, and Kineta adjusted to give effect to the Kintara Merger and the Mergers (defined below) and related transactions described below (collectively, the “Transactions”) and in the accompanying notes to the unaudited pro forma condensed combined financial information. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

At the consummation of the Kintara Merger completed on October 18, 2024, Legacy TuHURA was the accounting acquirer and Kintara was the “acquired” company for financial reporting purposes. The Kintara Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under U.S. GAAP, the Kintara Merger was treated as the equivalent of Legacy TuHURA issuing stock for the net assets of Kintara, accompanied by a recapitalization. The net assets of Kintara were stated at historical cost, with no goodwill or other intangible assets recorded. There was no accounting effect or change in the carrying amount of the assets and liabilities as a result of the recapitalization.

In accordance with the presentation requirements of Article 11 of Regulation S-X, since the historical financial information of TuHURA Biosciences Inc. for the twelve months ended December 31, 2024 is not inclusive of the results of operations of Kintara prior to the Kintara Merger, the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024, presented herein includes the combination of the Legacy TuHURA historical financial information (the accounting acquirer) and Kintara historical financial information up until the date of the close of the Reverse Recapitalization to give pro forma effect to the Reverse Recapitalization as if it had occurred on January 1, 2024.

On December 11, 2024, TuHURA entered into an Agreement and Plan of Merger, dated December 11, 2024, and as amended by that certain First Amendment to Agreement and Plan of Merger, dated May 5, 2025 (as amended, the “Merger Agreement”), by and among TuHURA, Hura Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of TuHURA (“Merger Sub I”), Hura Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of TuHURA (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), Kineta, Inc., a Delaware corporation (“Kineta”), and Craig Philips, solely in his capacity as the representative, agent and attorney-in-fact of the stockholders of Kineta. The Merger Agreement contemplated a business combination by means of a series of two mergers (the “Business Combination”) under which (a) Merger Sub I merged with and into Kineta (the “First Merger”), with Kineta being the surviving corporation of the First Merger, also known as the “Surviving Entity” and (b) immediately following the First Merger, the Surviving Entity merged with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub II being the surviving company of the Second Merger. The Mergers were completed on June 30, 2025, and pursuant to the Mergers, TuHURA acquired Kineta, including the rights to Kineta’s novel KVA12123 antibody (now renamed and hereafter referred to as “TBS-2025”), for a combination of cash and shares of TuHURA Common Stock. The Mergers were accounted for as a business combination using the acquisition method of accounting in accordance with U.S. GAAP.

Legacy TuHURA, Kintara, and Kineta have different fiscal year ends. Both Legacy TuHURA and Kineta’s fiscal year end is December 31, and Kintara’s fiscal year end was June 30. The following unaudited pro forma condensed combined financial statements have been prepared to present the combined historical financial statements of Legacy TuHURA, Kintara, and Kineta, on a pro forma basis adjusted to give effect to the Transactions. Following the Kintara Merger, TuHURA’s (f/k/a Kintara) fiscal year changed to a fiscal year end of December 31 for financial reporting purposes. Following the consummation of the Mergers, TuHURA continues to have a fiscal year end of December 31. The unaudited pro forma condensed combined financial information includes:

(a) The unaudited pro forma condensed combined balance sheet as of March 31, 2025 which combines (i) the unaudited condensed consolidated balance sheet of TuHURA as of March 31, 2025 and (ii) the unaudited condensed consolidated balance sheet of Kineta as of March 31, 2025, on a pro forma basis as if the Transactions had been consummated on March 31, 2025.

(b) The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 which combines (i) the unaudited condensed consolidated statement of operations of TuHURA for the three months ended March 31, 2025 and (ii) the unaudited condensed consolidated statement of operations of Kineta for the three months ended March 31, 2025, on a pro forma basis as if the Transactions had all been consummated on January 1, 2024.

(c) The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 which combines (i) the audited consolidated statement of operations of TuHURA for the year ended December 31, 2024, (ii) the unaudited condensed consolidated statement of operations of Kintara up through the date that the Reverse Recapitalization closed during the year ended December 31, 2024, as calculated by (a) subtracting the unaudited condensed consolidated statement of operations of Kintara for the six months ended December 31, 2023 from (b) the audited consolidated statement of operations of Kintara for the year ended June 30, 2024, and (c) adding the unaudited condensed consolidated statement of operations of Kintara for the three months ended September 30, 2024 (including the effect of any transactions that were recorded in Kintara’s books and records after September 30, 2024 up through the date of the close of the Kintara Merger on October 18, 2024), and (iii) the audited consolidated statement of operations of Kineta for the year ended December 31, 2024, on a pro forma basis as if the Transactions had all been consummated on January 1, 2024.

Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of TuHURA, as TuHURA was determined to be the accounting acquirer in both the Kintara Merger and the Mergers. The unaudited pro forma condensed combined financial statements have been derived from and should be read in connection with:

•	the accompanying notes to these unaudited pro forma condensed combined financial statements;

•

the historical unaudited condensed consolidated financial statements of TuHURA as of and for the three months ended March 31, 2025 and the related notes included in TuHURA’s quarterly report on Form 10-Q, as filed with the SEC on May 15, 2025;

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the historical unaudited condensed consolidated financial statements of Kineta as of and for the three months ended March 31, 2025 and the related notes included in Kineta’s quarterly report on Form 10-Q, as filed with the SEC on May 15, 2025;

•

the historical audited consolidated financial statements of TuHURA as of and for the year ended December 31, 2024 and the related notes included in TuHURA’s annual report on Form 10-K, as filed with the SEC on March 31, 2025;

•

the historical unaudited condensed consolidated financial statements of Kintara as of and for the three months ended September 30, 2024 and the related notes included in Kintara’s quarterly report on Form 10-Q, as filed with the SEC on November 14, 2024;

•

the historical audited consolidated financial statements of Kintara as of and for the year ended June 30, 2024, and the related notes included in Kintara’s annual report on Form 10-K, as filed with the SEC on October 7, 2024;

•

the historical unaudited consolidated financial statements of Kintara as of and for the six months ended December 31, 2023 and the related notes included in Kintara’s quarterly report on Form 10-Q, as filed with the SEC on February 14, 2024;

•

the historical audited consolidated financial statements of Kineta as of and for the year ended December 31, 2024 and the related notes included in Kineta’s annual report on Form 10-K, as filed with the SEC on March 6, 2025;

•

the sections entitled “TuHURA Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Kineta Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to TuHURA and Kineta included elsewhere in the above filings with the SEC;

•	the Merger Agreement for the Kintara Merger included on Form 8-K, as filed with the SEC on October 21, 2024;

•

and the Merger Agreement, including the First Amendment to the Merger Agreement dated May 5, 2025, for the Mergers and the descriptions of certain terms thereof set forth herein in the section titled “The Merger Agreement”

Kintara Merger

The Kintara Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP and Legacy TuHURA was determined to be the accounting acquirer in the Reverse Recapitalization for financial reporting purposes based on evaluation of the following facts and circumstances, including: (i) former Legacy TuHURA securityholders owned approximately 95.6% of the TuHURA Common Stock outstanding immediately following the closing of the Kintara Merger on October 18, 2024 (the “Kintara Closing”), (ii) Legacy TuHURA designated four of the five initial members of the TuHURA Board of Directors, (iii) Legacy TuHURA’s senior management holds both (two of two) positions in the senior management of TuHURA and (iv) Legacy TuHURA represents a significant majority of operations of TuHURA. After the Kintara Closing, the combined operations have consisted of primarily Legacy TuHURA’s operations with the focus mainly on Legacy TuHURA’s in-process research and development assets. As a result of Legacy TuHURA being treated as the acquiring company for financial reporting purposes, the historical financial statements of Legacy TuHURA are the historical consolidated financial statements of TuHURA. Considering the date of the Kintara Closing, the historical consolidated balance sheet as of December 31, 2024 of TuHURA already reflects the effects of the transactions of the Kintara Merger, however, adjustments were made to give pro forma effect to the Kintara Merger and related transactions in the unaudited pro forma condensed combined statements of operations. It is noted that the Kintara chief executive officer was not an assumed employee of TuHURA and as such was not a part of the assembled workforce of TuHURA following the Kintara Closing. TuHURA is in the process of conducting a study on REM-001, a second-generation PDT photosensitizer agent and which study is designed to determine whether a dose of REM-001 lower than 1.2 mg/kg elicits a treatment effect similar to that seen in prior studies of REM-001 at the 1.2 mg/kg dose and optimize the design in advance of a phase 3 trial.

As noted in a Contingent Value Rights Agreement between TuHURA and a rights agent (the “CVR Agreement”), TuHURA is contractually obligated to use commercially reasonable efforts until December 31, 2025 to achieve the Milestone (defined below and in the CVR Agreement). TuHURA anticipates the successful enrollment of the ten cutaneous metastatic breast cancer patients and that such patients will complete the required follow-up to complete the trials in accordance with the CVR Agreement (the “Milestone”). The issuance of shares of TuHURA Common Stock upon the achievement of the Milestone is not contingent on any future outcome of clinical trials, commercialization, or economic benefit to be derived from the REM-001 Study.

TuHURA’s management has concluded that it is probable that the Milestone will be achieved and shares of TuHURA Common Stock will be issued. The REM-001 Study is currently in the early stages of the study process with no clinical trials passed or proven efficacy. Once 10 patients are enrolled and tracked in the REM-001 Study to determine whether a lower dose of REM-001 has an acceptable safety profile and elicits a treatment effect similar to that seen in prior REM-001 studies, TuHURA expects to enroll the remaining patients and complete the NIH-funded trial and thereafter evaluate whether the REM-001 technology has potential future value that could be realized by TuHURA. However, TuHURA currently anticipates no significant value derived from any other in-process research and development assets of Kintara. Other than the REM-001 Study, TuHURA does not currently expect to restart or advance any Kintara technologies that were acquired. See Note 1 of the notes to the unaudited pro forma condensed combined financial statements for the background and impact related to the potential issuance of the shares of TuHURA Common Stock pursuant to the terms of the CVR Agreement.

The Mergers (Acquisition of Kineta)

The Mergers were successfully completed on June 30, 2025 and were accounted for as a business combination using the acquisition method of accounting in accordance with U.S. GAAP. Kineta was treated as the acquired business and TuHURA as the accounting acquirer for financial reporting purposes.

Under the acquisition method of accounting, the Mergers were accounted for by recognizing the acquired assets, including separately identifiable intangible assets, including in-process research and development, and assumed liabilities at their acquisition-date fair values. Any excess of the fair value of the Merger Consideration (as defined in the Merger Agreement) transferred by TuHURA to the stockholders of Kineta above the acquisition-date fair values of these identifiable assets and liabilities is recognized as goodwill.

TuHURA was determined to be the accounting acquirer in the Mergers for financial reporting purposes based on evaluation of the following facts and circumstances, including: (i) TuHURA stockholders before the Mergers owned approximately 92.4% of the TuHURA Common Stock outstanding immediately following the Mergers, for which the ownership amount could be higher as the stock consideration to be issued as Merger Consideration is subject to adjustment in accordance with the Merger Agreement, (ii) Kineta is not entitled to designate any of the members of the TuHURA Board of Directors after the Mergers, (iii) TuHURA’s current senior management will hold both (two of two) positions in the senior management of TuHURA following the Mergers and (iv) TuHURA’s operations will continue to represent a significant majority of TuHURA’s operations after the Mergers. Total assets held by TuHURA and Kineta as of March 31, 2025 were $14,638,677 and $843,014, respectively, as noted below, and included cash and cash equivalents held by TuHURA of $6,219,831 and cash and cash equivalents of $304,320 held by Kineta at March 31, 2025. As a result of TuHURA being the accounting acquirer for financial reporting purposes, now that the Mergers have been completed, among other things, the historical financial statements of TuHURA will continue to be the historical consolidated financial statements for the Company in future periods. Kineta has been in the process of launching the VISTA-101 clinical trial, for which Kineta and TuHURA have been collaborating on the ongoing Phase 1 clinical trial program in patients with advanced solid tumor cancer; including through TuHURA providing the financing necessary to fund Kineta’s clinical trial expenses (see “Clinical Trial Funding Agreement” section below). Post-Mergers, TuHURA has announced that the Company will continue advancing the clinical development of Kineta’s ongoing trials while also exploring the possibility of certain synergies in combination with TuHURA’s current ongoing studies.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the historical condensed consolidated balance sheets of TuHURA and Kineta on a pro forma basis with any related transaction adjustments for the Mergers as if they had occurred on March 31, 2025. The historical condensed consolidated balance sheet of TuHURA as of March 31, 2025 already reflects the effects of the Reverse Recapitalization.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024, and for the three months ended March 31, 2025 give pro forma effect to the Transactions as if they had occurred on January 1, 2024, the beginning of the earliest period presented. Neither Legacy TuHURA nor Kintara had any historical operating relationships prior to the Kintara Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies, but there are certain pro forma adjustments for the TuHURA and Kineta pro forma combined financial information related to the Exclusivity Agreement and connected transactions between TuHURA and Kineta as further illustrated below.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual reported results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Reverse Recapitalization and the Legacy TuHURA Note Financing

The Merger Agreement by and among Kintara Therapeutics, Inc. with TuHURA Biosciences, Inc. which closed on October 18, 2024, and accounted for as a Reverse Recapitalization

On April 2, 2024, Kintara, a wholly owned subsidiary of Kintara, and Legacy TuHURA entered into an agreement and plan of merger, pursuant to which, among other things, on October 18, 2024, Kintara’s subsidiary merged with and into Legacy TuHURA, with Legacy TuHURA continuing as a wholly owned subsidiary of Kintara, and Kintara changed its name to “TuHURA Biosciences, Inc.”

In accordance with the terms and conditions of the Kintara Merger, (i) each then-outstanding share of common stock of Legacy TuHURA (other than any shares held in treasury and shares that properly exercised appraisal rights) were converted into shares of common stock of Kintara equal to the exchange ratio (which was calculated to be 0.1789 for purposes of these unaudited pro forma condensed combined financial statements), (ii) each then-outstanding option of Legacy TuHURA was assumed and converted into an option to purchase shares of common stock of Kintara, and (iii) each then-outstanding warrant of Legacy TuHURA was assumed and converted into a warrant of like tenor entitling the holder to purchase shares of common stock of Kintara.

Immediately after the Reverse Recapitalization, Legacy TuHURA stockholders owned approximately 95.6% of the combined company, and the former Kintara stockholders owned approximately 4.4% of the combined company (excluding in each such case the effect of out-of-the-money options and warrants of Kintara that will remain outstanding after the Reverse Recapitalization). The exchange ratio in the Kintara Merger was set to properly allocate the shares of common stock of Kintara to Legacy TuHURA stockholders based on the companies’ relative valuations.

Legacy TuHURA Note Financing

On December 1, 2023, Legacy TuHURA’s board of directors approved the private offering of the convertible promissory notes debt to certain accredited investors in an aggregate principal amount of up to $15,000,000 to be used primarily to fund Legacy TuHURA’s clinical development plan and general corporate expenses (the “Notes”). The Notes bore simple interest at a rate of 20% per annum, which was computed on the basis of a 365-day year. On March 29, 2024, Legacy TuHURA’s board of directors approved increasing the aggregate principal amount of the Notes to be issued to $35,000,000 as well as that in the event a holder subscribed to purchase Notes in the aggregate principal amount of $4,000,000 or more, then such holders would be granted a warrant to purchase shares of common stock of Legacy TuHURA equal to (i) 50% of the aggregate principal amount of the Note purchased by such holder divided by (ii) $0.68. In connection with the Kintara Merger, all outstanding principal and accrued but unpaid interest under the Notes were automatically converted into shares of TuHURA Common Stock.

Description of the Exclusivity Agreement, July 2024 Private Placement, and the Mergers and related Clinical Trial Funding Agreement and the June 2025 Private Placement

Exclusivity Agreement and July 2024 Private Placement

On July 8, 2024, Kineta and Legacy TuHURA entered into the Exclusivity Agreement for the potential acquisition of Kineta’s KVA12123, now renamed as TBS-2025, and related rights and assets associated with and derived from the asset. TBS-2025 is a novel VISTA-inhibiting monoclonal antibody.

Pursuant to the Exclusivity Agreement, among other things, Kineta granted Legacy TuHURA an exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to the then-named KVA12123 during the period commencing as of July 3, 2024 and continuing through the first to occur of (a) the execution of a definitive agreement with TuHURA or one or more of its affiliates and (b) 11:59 PM Eastern Time on October 1, 2024, which was subject to extension (the “Exclusivity Period”). In accordance with the Exclusivity Agreement, as the parties were engaged in good faith discussions regarding the Mergers on the date on which the Exclusivity Period (or a renewal thereof) was scheduled to expire and since Legacy TuHURA had not yet closed the Kintara Merger, then the Exclusivity Period automatically renewed for an additional ten (10) day period (a “Renewal Period”) (up to a total of two (2) Renewal Periods for an aggregate of twenty (20) additional days).

Under the terms of the Exclusivity Agreement, Legacy TuHURA paid Kineta a fee in the amount of $5,000,000, with $2,500,000 paid at signing and an additional $2,500,000 paid on July 15, 2024. The fee was nonrefundable other than in the case of an uncured breach of the Exclusivity Agreement by Kineta. No later than two (2) business days after a Renewal Period started, TuHURA had to pay an additional $150,000 as an additional Exclusivity Payment, in an amount not to exceed $300,000 for the two (2) available Renewal Periods. On October 4, 2024, TuHURA paid Kineta $150,000 as an additional Exclusivity Payment for the first Renewal Period. On October 15, 2024, TuHURA paid Kineta $150,000 as an additional Exclusivity Payment for the second Renewal Period. The Exclusivity Payments are credited were credited against the cash consideration otherwise payable to Kineta stockholders pursuant to the Merger Agreement.

In conjunction with the Exclusivity Agreement, Legacy TuHURA sold approximately 4,009,000 shares of its Legacy common stock in a private offering (which were exchanged for approximately 717,000 shares of TuHURA Common Stock issued in connection with the consummation of the Kintara Merger) with a purchase price of $5,000,000 (the “July 2024 Private Placement”) to an existing Legacy TuHURA shareholder (the “Investor”). In connection with the July 2024 Private Placement, the Investor is entitled to a 1.5% royalty on certain sales by TuHURA of products based on TBS-2025. Based on the current stage of clinical trials and inherent uncertainties surrounding the regulatory approval of TBS-2025, the royalty is not currently probable and reasonably estimable. Therefore, TuHURA has not recognized or allocated any of the subscription proceeds for the Investor royalty agreement to a royalty obligation liability in the unaudited pro forma financial statements.

The Mergers

TuHURA, the Merger Subs, Kineta and the Stockholder’s Representative, solely in his capacity as the representative, agent and attorney-in-fact of the stockholders of Kineta, entered into the Merger Agreement, which provided for the merger of Merger Sub I with and into Kineta, with Kineta continuing as the Surviving Entity in the First Merger, and immediately following, a merger of the Surviving Entity with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company and as a wholly-owned privately held subsidiary of TuHURA in the Second Merger.

At the June 30, 2025 effective time of the Mergers (the “Effective Time”), each Share of Kineta Common Stock issued and outstanding immediately prior to the Effective Time was converted automatically into the right to receive 0.185298 shares of TuHURA Common Stock, par value $0.001 per share (“TuHURA Common

Stock”), for an aggregate of 2,868,169 shares of TuHURA Common Stock. Also pursuant to the terms and conditions of the Merger Agreement, each Share is also entitled to its pro rata portion of 1,129,885 shares of TuHURA Common Stock to be issued after six months following the closing of the Mergers, subject to adjustment for certain losses incurred or accrued during the six month period from the closing of the Mergers, and (ii) the right to its pro rata share of cash consideration received by Kineta pursuant to disposed asset payments related to legacy Kineta assets (the “Disposed Asset Payment Right”). Such payments, if any, will be made at a later date and in accordance with the terms of the Merger Agreement. In each case, in lieu of the issuance of any fractional shares of TuHURA Common Stock, TuHURA will pay an amount equal to the product of (A) such fractional share and (B) $5.7528.

As of the Effective Time, all 15,478,657 outstanding shares of Kineta Common Stock were automatically canceled and ceased to exist, at that point only representing the right to receive the Merger Consideration, without interest, and in each case, the right to receive cash in lieu of fractional shares into which such shares of Kineta Common Stock were converted into TuHURA Common Stock pursuant to the Merger Agreement.

No fractional shares of TuHURA Common Stock were issued upon the conversion of shares of Kineta Common Stock pursuant to the Merger Agreement. Each holder of shares of Kineta Common Stock who would otherwise have been entitled to receive a fraction of a share of TuHURA Common Stock received, in lieu thereof and upon surrender thereof, a cash payment, which payment was calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of TuHURA Common Stock based on a TuHURA share value of $5.7528 per share (the “TuHURA Share Value”).

The number of shares of TuHURA Common Stock issued in the Mergers was not based on market prices, but was fixed based on the TuHURA Share Value. Although the number of shares of TuHURA Common Stock issuable in the Mergers did not fluctuate with market prices given that the TuHURA Share Value is fixed, the market value (e.g., the number of shares of TuHURA Common Stock received in the Mergers multiplied by the trading price of TuHURA Common Stock as of immediately prior to the closing date of the Mergers) of the Merger Consideration fluctuated with the price of TuHURA Common Stock up through the Effective Time given TuHURA Common Stock is traded on the Nasdaq Capital Market. TuHURA Common Stock is traded on Nasdaq under the symbol “HURA.” Kineta Common Stock was traded on the OTC, under the symbol “KANT.”

Clinical Trial Funding Agreement

Simultaneously with the execution of the Merger Agreement, Kineta and TuHURA entered into a Clinical Trial Funding Agreement (the “CTF Agreement”), pursuant to which TuHURA agreed to loan up to $900,000 to Kineta solely for the purpose of funding certain research and development expenses, as set forth in the CTF Agreement. Pursuant to the terms of the CTF Agreement, Kineta granted a security interest to TuHURA in the assets, rights, including patents, patent rights, patent application, product and development program assets, and other rights and assets, associated with, derived from, relating to, or used in connection with TBS-2025 and the TBS-2025 development program and clinical trial. Any amounts loaned to Kineta under the CTF Agreement were evidenced by a secured promissory note (the “CTF Note”), bearing interest at 5% simple interest per annum, payable on the earlier of (a) following the closing of the Mergers, any date on which TuHURA demands payment by written notice to Kineta or (b) if the Merger Agreement were to have been terminated, within ten days following the date of such termination.

No proceeds of the CTF Note were permitted to be used for any other purposes, including without limitation, paying any operating, transaction or other expenses of Kineta. The CTF Note included customary protective provisions for the benefit of TuHURA as a lender.

Under the terms of the CTF Agreement, previous advances made by TuHURA to Kineta prior to the execution of the CTF Agreement with the intent of helping Kineta fund payments to contract research organization and other vendors reasonably acceptable to TuHURA for the continued development of the

TBS-2025 assets and related clinical trials (collectively, the “Existing Advances”), were aggregated with the principal of the additional funds advanced subsequent to December 11, 2024 (see below and as reflected within Pro Forma Adjustment A in Note 4 of the notes to the unaudited pro forma condensed combined financial information), however they did not accrue any interest.

The total amount of funding able to be advanced under the terms of the CTF Agreement, without the mutual consent of both TuHURA and Kineta, was an aggregate principal amount equal to the Existing Advances plus $900,000. There were four Existing Advances made between September 18, 2024, and December 9, 2024 that totaled $694,503, which were included in the aggregate principal amount for the purposes of making any future advances under the total CTF Agreement’s funding cap (i.e. $900,000 plus approximately $694,503, or $1,594,503). The Existing Advances funded prior to the execution of both the CTF Agreement as well as the Merger Agreement represented advances already made by TuHURA to Kineta in connection with the Exclusivity Agreement and were included as a credit against the cash component of the Merger Consideration otherwise payable to Kineta stockholders in the Mergers. Any advances made under the CTF Agreement after December 11, 2024 were not counted towards the Merger Consideration. As of March 31, 2025, only the four Existing Advances described in the CTF Agreement had been made for $694,503. Through the closing of the Mergers and also the date of this unaudited pro forma condensed combined financial information, the total amount of CTF Notes that had been made aggregated to a total principal amount of $900,000, or the maximum amount allowed to be funded under the CTF agreement (reflected within Pro Forma Adjustments E and A in Note 4 of the notes to the unaudited pro forma condensed combined financial information).

The June 2025 Private Placement (TuHURA Securities Purchase Agreement)

As a condition of the Mergers under the terms of the Merger Agreement, on June 2, 2025, TuHURA Biosciences, Inc. and certain accredited investors (the “Purchasers”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Company agreed to issue and sell to the Purchasers, in a private placement (the “June 2025 Private Placement”), an aggregate of 4,759,309 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), together with warrants to purchase an equal number of shares of Common Stock at an exercise price of $3.3125 (the “Warrants”), for an aggregate offering amount of $12,612,169. The combined effective offering price for each Share and accompanying Warrant in the June 2025 Private Placement was $2.65.

Pursuant to the Securities Purchase Agreement, each Purchaser agreed to purchase such Purchaser’s respective investment in the June 2025 in four equal tranches, as follows:

•	$2,228,038, or 840,769 shares, at the initial closing date of the Securities Purchase Agreement

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$2,228,038, or 840,769 shares, after the Company notifies the Purchasers that the Food and Drug Administration (FDA) has notified the Company that the Company is no longer subject to the partial clinical hold set forth in the FDA’s Partial Clinical Hold letter to the Company dated January 24, 2024, with respect to the Company’s planned Phase 3 trial of IFx-2.0;

•	$2,228,038, or 840,769 shares, after the Company notifies the investors that the Phase 3 trial for IFx-Hu2.0 (the “Phase 3 Trial”) has been initiated; and

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$2,228,038, or 840,769 shares, after the Company notifies the investors that all material conditions for the closing of the Mergers have been satisfied (other than conditions that cannot be satisfied until on or immediately before the closing of the Kineta Mergers) and that the Company is prepared to close the Mergers.

In addition to the $8,912,151 that was purchased in four equal tranches pursuant to the foregoing milestones, the remaining amount of $3,700,018 in the June 2025 Private Placement is required to be purchased and funded by December 31, 2025 by certain Purchasers who agreed to invest an aggregate of approximately $4,000,000 or more in the June 2025 Private Placement and who elected to defer the purchase of a portion of such Purchaser’s Common Stock and Warrants until such time.

The Company received aggregate gross proceeds from the Initial Closing on June 2, 2025, of approximately $2,228,038, before deducting fees to the placement agents and other estimated offering expenses payable by the Company. The successful completion of the Mergers that occurred on June 30, 2025, was the final funding milestone, as noted above (the other two conditions both being completed earlier in June 2025) which has provided for the entire funding amount from the four tranches above of $8,912,151 being received to-date through the purchase of 3,363,076 shares by the investors. The Company has yet to receive the final $3,700,018 committed to be purchased and funded by December 31, 2025, by those certain investors mentioned above, however, for the purposes of presenting this unaudited pro forma condensed combined financial information, management has elected to show the pro forma effect of the entire $12,612,169 amount initially committed in the June 2025 Private Placement because the June 2025 Private Placement was a condition precedent for the Mergers and the final purchase of shares and related funding was directly attributable to its successful completion (reflected in Pro Forma Adjustment C in Note 4 of the notes to the unaudited pro forma condensed combined financial information). The Company currently plans to use the net proceeds from the June 2025 Private Placement for cash requirements to fund expenses acquired in connection with the Mergers, to fund the initiation of the Phase 3 Trial for IFx-2.0, to fund the advancement of TBS-2025 to a Phase 2 trial and for other working capital needs after the closing of the Mergers.

The Warrants have an exercise price per share equal to $3.3125 and will expire on December 3, 2030. The exercise price of the Warrants is subject to proportional adjustment for stock splits, reverse stock splits, and similar transactions.

The Company has agreed to file a registration statement to register the resale of the shares issued in the June 2025 Private Placement and shares of TuHURA Common Stock underlying the Warrants no later than 60 calendar days following the date of the June 4, 2025 initial closing of the private placement and to use reasonable efforts to cause such registration statement to become effective within 120 calendar days following the date of the initial closing.

The June 2025 Private Placement is presented in the unaudited pro forma condensed combined financial statement as contemplated since it was a condition of closing of the Mergers and represents a significant additional financing received by TuHURA subsequent to the most recent historical financial information presented herein. The June 2025 Private Placement is represented in these pro formas to reflect the issuance of 4,759,309 shares of TuHURA Common Stock to the Purchasers at the combined unit price of $2.65 per share and accompanying warrant (see below regarding the warrants), which represents a fifteen percent (15%) discount to the NASDAQ closing price of TuHURA’s Common Stock on June 2. 2025, for proceeds of $11,512,169 net of $1,100,000 of equity issuance costs (the June 2025 Private Placement is reflected within Pro Forma Adjustment C in Note 4 of the notes to the unaudited pro forma condensed combined financial information).

As noted above, in addition to the shares of TuHURA Common Stock issued to the Purchasers who invested in the June 2025 Private Placement, an equal number of warrants to purchase the same amount of common shares at an exercise price of $3.3125 per warrant share were issued together with the common shares issued in the June 2025 Private Placement. These Warrants represent freestanding financial instruments issued together with the common stock purchased, however, they were determined to not be precluded from being classified as equity. As such, the shares underlying the Warrants are initially measured at their relative fair values and not remeasured for subsequent changes in fair value to be recognized as long as the Warrants continue to be classified in equity. Given that the Warrants were issued along with the common stock issued to the private investors in the June 2025 Private Placement and all the net proceeds are already reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 with the corresponding amount also recorded within equity (see Pro Forma Adjustment C in Note 4 of the notes to the unaudited pro forma condensed combined financial information), the relative fair value that is allocated to the Warrants would also be reflected in that corresponding amount recorded within Additional paid-in capital. As a result, the accounting for the Warrants is determined to have zero net effect within equity outside of what is already reflected in Pro Forma Pro Forma Adjustment C.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2025

	TuHURA Biosciences, Inc.	Kineta (Historical)	Additional Financings		Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$6,219,831	$304,320	$48,191	A	$(3,132,814)	E2	$18,047,811
			(48,191)	A	86,401	F
			500,000	B
			(500,000)	B
			11,512,169	C
			3,057,904	D
Restricted cash	—	4,354	—		(4,354)	F	—
Deposits, planned business acquisition	6,244,503	—	—		(6,244,503)	G	—
Advances to acquisition target	858,375	—	48,191	A	(906,566)	G	—
Prepaid expenses and other current assets	1,002,671	534,340	—		(534,340)	F	1,002,671

Total current assets	14,325,380	843,014	14,618,264		(10,736,176)		19,050,482
Property and equipment, net	151,980	—	—		—		151,980
Operating right-of-use assets	161,317	—	—		—		161,317
In-process research and development	—	—	—		8,261,000	G	8,261,000
Goodwill	—	—	—		12,614,680	G	12,614,680

Total assets	$14,638,677	$843,014	$14,618,264		$10,139,504		$40,239,459

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,617,620	$6,298,831	$—		$1,121,498	E1	$10,908,945
					1,079,604	E2
					(2,208,608)	F
Exclusivity payment and advances	—	6,004,503	—		(6,004,503)	G	—
Notes payable, current portion	—	628,664	—		(194,664)	F	434,000
Loan advances	—	1,101,809	48,191	A	(1,150,000)	G	—
Lease liabilities, current	164,594	—	—		—		164,594

Total current liabilities	4,782,214	14,033,807	48,191		(7,356,673)		11,507,539

Total liabilities	$4,782,214	$14,033,807	$48,191		$(7,356,673)		$11,507,539

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2025

	TuHURA Biosciences, Inc.	Kineta (Historical)	Additional Financings		Pro Forma Adjustments		Pro Forma Combined
Stockholders’ Equity (Deficit):
Preferred stock Series A (assumed in merger); $1.00 par value, 278,530 shares outstanding as of March 31, 2025	278,530	—	—		—		278,530
Common stock, $0.001 par value, 75,000,000 shares authorized; 43,680,396 and 42,323,759 shares issued and outstanding as of March 31, 2025	43,680	—	4,760	C	$3,999	G	$52,737
			298	D
Common stock, $0.001 par value; 125,000,000 shares authorized as of March 31, 2025; 13,540,000 shares issued and outstanding as of March 31, 2025	—	13,540	—		$(15,478)	G	$—
					$1,938	F
Additional paid-in capital	130,383,186	171,124,187	11,507,409	C	$(163,451,467)	G	$151,512,058
			(298)	D	—	G
					1,949,041	F
Due from stockholders	(3,057,904)	—	3,057,904	D	$—		$—
Accumulated deficit	(117,791,029)	(184,593,714)	—		(1,121,498)	E1	(123,111,405)
					(4,212,418)	E2
					—
					184,607,254	G

Total stockholders’ equity (deficit) attributable to TuHURA Biosciences, Inc. and Kineta, Inc.	9,856,463	(13,455,987)	14,570,073		17,761,371		28,731,920
Noncontrolling interest	—	265,194	—		(265,194)	G	—
Total stockholders’ equity (deficit)	9,856,463	(13,190,793)	14,570,073		17,496,177		28,731,920

Total liabilities and stockholders’ equity	$14,638,677	$843,014	$14,618,264		$10,139,504		$40,239,459

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	TuHURA Biosciences, Inc. Historical	Kineta (Historical)	Pro Forma Adjustments	Pro Forma Combined
Operating expenses:
Research and development expenses	4,581,672	616,558	—	5,198,230
Acquired in-process research and development	2,435,351	—	—	2,435,351
General and administrative expenses	—	1,402,547	—	1,402,547

Operating Loss	7,017,023	2,019,105	—	9,036,128
Other income (expense):
Gain on sale of assets	—	500,000	—	500,000
Grant income	252,554	—	—	252,554
Interest income (expense), net	100,098	(55,341)	—	44,757

Total other income	352,652	444,659	—	797,311

Net loss	$(6,664,371)	$(1,574,446)	$—	$(8,238,817)
Series A Preferred cash dividend	(2,089)	—		(2,089)
Net income (loss) attributable to noncontrolling interest	—	101,063		101,063

Net Loss attributable to common stockholders	$(6,666,460)	$(1,675,509)		$(8,341,969)

Net Loss per share, basic and diluted	$(0.15)	$(0.13)		$(0.16)
Weighted-average shares outstanding, basic and diluted	43,404,947	12,902,000		52,737,094

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

	TuHURA Biosciences, Inc. Historical	Kintara Historical	Pro Forma Adjustments		TuHURA Biosciences, Inc. Pro Forma Combined	Kineta (Historical)	Pro Forma Adjustments			Pro Forma Combined
Operating expenses:
Research and development expenses	13,335,316	945,143	—		14,280,459	5,386,821	—			19,667,280
General and administrative expenses	4,314,176	5,733,582	3,386,840	CC	13,434,598	8,144,709	1,121,498	EE(i	)	26,913,223
							4,212,418	EE(ii	)

Operating Loss	(17,649,492)	(6,678,725)	(3,386,840)		(27,715,057)	(13,531,530)	(5,333,916)			(46,580,503)
Other (expense) income:
Foreign exchange	—	(1,568)	—		(1,568)	—	—			(1,568)
Grant income	57,627	—	—		57,627	—	—			57,627
Interest income (expense), net	(3,776,301)	184,549	(4,138,301)	AA	(7,730,053)	249,591	—			(7,480,462)
Change in fair value of rights from Private Placement	—	—	—		—	(3,832,400)	—			(3,832,400)
Change in fair value measurement of notes payable	—	—	—		—	(9,420)	—			(9,420)
Other income (expense), net	—	—	—		—	(12,862)	—			(12,862)
Change in fair value of derivative liability	(313,772)	—	313,772	BB	—	—	—			—

Total other (expense) income	(4,032,446)	182,981	(3,824,529)		(7,673,994)	(3,605,091)	—			(11,279,085)

Net loss	$(21,681,637)	$(6,495,744)	$(7,211,068)		$(35,388,449)	$(17,136,621)	$(5,333,916)			$(57,858,986)
Series A Preferred cash dividend	(2,089)	(6,356)			(8,445)	—				(8,445)
Series C Preferred cash dividend	—	(12,839)	12,839	DD	—	—				—
Deemed dividend on warrant modifications	(965,177)	—			(965,177)	—				(965,177)
Net income (loss) attributable to noncontrolling interest	—	—			—	(5,094)				(5,094)

Net loss attributable to common stockholders	$(22,648,903)	$(6,514,939)			$(36,362,071)	$(17,131,527)				$(58,827,514)

Basic and fully diluted loss per share	$(1.21)	$(0.25)				$(1.42)

Basic and fully diluted weighted average number of shares	18,663,000	26,352,000				12,100,000

Net loss per share—basic and diluted (See Note 5)					(0.86)					(1.12)

Weighted average shares outstanding—basic and diluted(1)					42,284,525					52,737,094

(1)	Based on the 1-35 reverse share split effected at the discretion of Kintara’s Board of Directors immediately prior to the consummation of the Kintara Merger on October 18, 2024 (see Note 5).

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of Transactions

Kintara Merger (Reverse Recapitalization)

On April 2, 2024, Kintara entered into an agreement and plan of merger with a wholly owned subsidiary of Kintara and Legacy TuHURA. Pursuant to the terms of such agreement, a reverse merger was effected whereby Kintara’s wholly owned subsidiary merged with and into Legacy TuHURA, with Legacy TuHURA continuing as a wholly owned subsidiary of Kintara, which then changed its name to “TuHURA Biosciences, Inc.”

Upon consummation of the Kintara Merger, all shares of common stock of Legacy TuHURA outstanding immediately prior to such time (after giving effect to the conversion of Legacy TuHURA preferred stock and excluding certain excluded and dissenting shares) were converted into and became exchangeable for 57,994,291 shares of common stock of Kintara based on an exchange ratio calculated as follows:

1-35 reverse share split
(a) Legacy TuHURA’s estimated ownership of shares of TuHURA Common Stock post-Kintara Merger on a fully-diluted basis	57,994,291
(b) Legacy TuHURA’s pre-Kintara Merger outstanding shares on a fully-diluted basis	324,171,554

Estimated exchange ratio: equal to (a) divided by (b)	0.1789

The exchange ratio was for the effect and purpose of determining the number of shares of common stock of Kintara to be issued to Legacy TuHURA stockholders (or became issuable to Legacy TuHURA option and warrant holders in respect of such options and warrants) based on the relative valuations of the companies and the fully-diluted shares of each of Kintara and Legacy TuHURA as of immediately prior to the closing of the Kintara Merger. For purposes of calculating the exchange ratio, (i) shares of common stock of Kintara underlying Kintara stock options and warrants outstanding as of immediately prior to the closing of the Kintara Merger with an exercise price per share of less than or equal to $0.20 were deemed to be outstanding and (ii) all shares of common stock of Legacy TuHURA underlying outstanding, Legacy TuHURA preferred stock, Legacy TuHURA options, and Legacy TuHURA warrants were deemed to be outstanding.

Based on the relative valuations as of the date when the Kintara Merger closed, there were no material difference between the fair value and cash value of the options and warrants and as such, they are presented at their cash value on the unaudited pro forma condensed combined financial statements.

After taking into account the conversion of the Notes but without taking into account the possible issuance of shares of common stock upon the achievement of the Milestone as set forth in the CVR Agreement, immediately after the Kintara Merger, Legacy TuHURA stockholders owned approximately 95.6% of the combined company and Kintara stockholders owned approximately 4.4% of the combined company. The unaudited pro forma condensed combined financial information has been prepared to give pro forma effect with respect to the reverse share split, as effected on October 18, 2024, immediately prior to the closing of the Kintara Merger of the then-issued and outstanding shares of common stock of Kintara (1-35 reverse share split):

	Shares (after 1-35 reverse share split as effected)(1)(2)(3)(4)	Approx. %
Legacy TuHURA stockholders pre-transaction	40,441,605	95.6%
Kintara public stockholders pre-Kintara Merger	1,842,920	4.4%

TuHURA Biosciences, Inc. Common Stock	42,284,525	100.0%

(1)

Includes (i) 13,462,217 shares issued to Legacy TuHURA common stockholders, (ii) 14,552,461 shares issued to Legacy TuHURA preferred stockholders and 2,500,315 shares included within the preferred dividends, and (iii) 9,926,612 shares issued to holders of Notes as-converted upon closing of the Kintara Merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(2)

Excludes (i) 6,587,057 shares underlying the options issued to Legacy TuHURA stockholders, (ii) 7,305,663 shares underlying the warrants issued to Legacy TuHURA stockholders and (iii) 3,659,967 shares underlying the warrants issued to Note holders.

(3)

Includes (i) 1,590,561 shares resulting from the 1-35 share split and (ii) 252,359 additional shares issued to holders of the Kintara common stock after rounding up all fractional shares resulting from the 1-35 share split to the nearest whole number

(4)	Excludes 1,539,958 shares underlying the CVR Agreement.

Legacy TuHURA Note Financing

On December 1, 2023, Legacy TuHURA’s board of directors approved the private offering of the convertible promissory notes debt to certain accredited investors in an aggregate principal amount of up to $15,000,000 to be used primarily to fund Legacy TuHURA’s clinical development plan and general corporate expenses (the “Notes”). The Notes bore simple interest at a rate of 20% per annum, which was computed on the basis of a 365-day year. On March 29, 2024, Legacy TuHURA’s board of directors approved increasing the aggregate principal amount of the Notes to be issued to $35,000,000 as well as that in the event a holder subscribed to purchase Notes in the aggregate principal amount of $4,000,000 or more, then such holders would be granted a warrant to purchase shares of common stock of Legacy TuHURA equal to (i) 50% of the aggregate principal amount of the Note purchased by such holder divided by (ii) $0.68. In connection with the Kintara Merger, all outstanding principal and accrued but unpaid interest under the Notes were automatically converted into shares of TuHURA Common Stock.

Contingent Value Rights Agreement

Immediately prior to the reverse share split that was consummated immediately prior to the closing of the Kintara Merger on October 18, 2024, Kintara entered into the CVR Agreement with the Rights Agent, pursuant to which holders of record of Kintara Common Stock and Warrants, in each case, immediately prior to the effected reverse share split, will receive one CVR for each outstanding share of Kintara Common Stock held by such stockholder (or, in the case of the warrants, each share of Kintara Common Stock for which such warrant is exercisable). Each CVR shall entitle the holder thereof to receive its portion of 1,539,958 CVR Shares if TuHURA Biosciences, Inc., as the surviving corporation post-Kintara Merger, achieves the Milestone (defined below and in the CVR Agreement).

The issuance of the CVR Shares is solely based on conducting a study of REM-001 with at least 10 participants, including having those said participants complete a level of follow-up within the appropriate duration required in order to complete the trials (the “Milestone”) and is not contingent on any future outcome of the study, clinical trials, commercialization, or economic benefit to be derived from REM-001. TuHURA, now as the surviving corporation post-Kintara Merger, is not obligated to develop REM-001 besides using commercially reasonable efforts to achieve this Milestone and commercially reasonable efforts shall not require TuHURA to expend monetary resources in excess of $700,000 after taking into account the amount Legacy Kintara reasonably stated it was eligible for and will be reimbursed (or already reimbursed) by $2,000,000 in NIH grants under Federal Award Number 1R44CA281615-01.

Legacy TuHURA determined before the closing date of the Kintara Merger that any in-process research and development assets of Kintara potentially remaining as of the Kintara Merger would not have significant value when compared to the gross assets obtained through the Merger and, other than completing the NIH-funded 15-patient REM-001 Study as described above, Legacy TuHURA never had any intention to start up development efforts for any of Kintara’s legacy clinical studies following the Kintara Merger. However, TuHURA Biosciences, Inc. still anticipates the successful enrollment of the ten patients and that such patients

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

will complete the required follow-up to satisfy the Milestone. Based on these factors, TuHURA’s management has concluded that it is probable that the Milestone of the Legacy Kintara clinical studies pursuant to the CVR Agreement will be achieved and the CVR shares in the combined Company will be issued.

Based on management’s analysis, the CVRs were identified as freestanding financial instruments and determined to be indexed to TuHURA’s own stock, as they are now to be settled in the combined company TuHURA’s Common Stock. Further, the CVR financial instruments are not mandatorily redeemable, as the instruments do not require TuHURA to redeem them for cash or other assets at a fixed or determinable date, or upon an event that is certain to occur, and the CVRs do not represent an unconditional obligation requiring TuHURA to redeem the instruments. The CVRs did not represent outstanding shares of Kintara Common Stock and do not represent outstanding shares of TuHURA Common Stock, and the CVRs do not obligate TuHURA to buy back some or all of its shares. As such, the CVRs are not precluded from being classified within Equity. Given the CVRs are initially being recorded within Equity, if the CVR Milestone were to be achieved, TuHURA would issue additional Common Stock, thereby resulting in a reclass of the CVRs from Additional paid-in capital—CVRs to Common Stock and Additional paid-in capital. As a result, the accounting for the CVR is determined to have zero net effect on total equity within the TuHURA historical consolidated balance sheet as of March 31, 2025.

Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized if the contracts continue to be classified in equity. TuHURA estimated the valuation of the CVR arrangement. Since the Milestone is based on ten participants in the REM-001 study and 8 weeks of follow-up, management determined that the achievement of the Milestone is probable as of the date hereof. The Kintara Merger Agreement specifies achievement of the Milestone will result in the issuance of the CVR Shares. TuHURA leveraged the fair value level 1 input of the closing price of TuHURA’s Common Stock on July 28, 2025, of $2.78 multiplied by 1,539,938 shares resulting in an estimated valuation of the CVR Shares of approximately $4,281,000.

Common Stock Purchase Warrants (“Penny Warrants”) Issued for Transaction Costs Incurred

Following the consummation of the Reverse Recapitalization with Kintara, and in connection with certain transaction costs that would have been due for underwriting and other fees due to Legacy TuHURA’s investment bank as a result of the closing of the Kintara Merger, the newly combined TuHURA entered into an arrangement with Legacy TuHURA’s investment bank, whereby TuHURA would pay $2,000,000 immediately after the close of the Kintara Meger, $500,000 within 60 days after the close, and also issue the investment bank unregistered common stock purchase warrants to purchase up to 297,029 shares of common stock of TuHURA, $0.001 par value, at an exercise price of $0.01 per share (the “Penny Warrants”). The underlying shares of the Penny Warrants are considered to be issued and outstanding for the purposes of calculating share capitalization and also in the context of basic earnings per share.

The aggregate $2,500,000 of costs pertaining to the Reverse Recapitalization noted above (comprised of $2,000,000 being paid in cash after the close and $500,000 to be paid within 60 days after the close) are already reflected within the historical TuHURA consolidated balance sheet and financial statements as of and for the year ended December 31, 2024, along with the other transaction costs incurred for the Kintara Merger. TuHURA incurred and paid approximately $250,000 of additional costs to the same investment bank for advisory fees incurred in connection with the Kineta Mergers, and those additional fees are reflected within Pro Forma Adjustment F in Note 4 of the notes to the unaudited pro forma condensed combined financial information along with the other estimated transaction costs incurred and expected for the Kineta Mergers.

The Penny Warrants have an actual expiration date of April 19, 2027, however, will be assumed to be exercised and converted into TuHURA Common Stock due to their nominal exercise price ($0.01 per warrant per share). Based on management’s analysis, the Penny Warrants were identified as freestanding financial

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

instruments and determined to be indexed to TuHURA’s own stock, as they were initially issued in lieu of transaction fees to close the Reverse Recapitalization but now are to be settled in the combined Company TuHURA’s Common Stock; and therefore have been determined to be an equity instrument rather than being a liability-classified warrant. Further, the Penny Warrants are not mandatorily redeemable as the instruments do not require either counterparty to redeem them for cash or other assets at a fixed or determinable date, or upon an event that is certain to occur and the Penny Warrants do not represent an unconditional obligation requiring either counterparty to redeem the instruments.

The Penny Warrants were not agreed upon nor issued until over a month after the close of the Reverse Recapitalization, and they do not represent outstanding shares of Legacy TuHURA Common Stock or any other equity instrument, and the Penny Warrants do not obligate TuHURA to buy back some or all of its shares in any case. As such, the Penny Warrants are not precluded from being classified within equity.

Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized if the contracts continue to be classified in equity. TuHURA estimated the valuation of the Penny Warrants upon issuance based on a Black-Scholes simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility; resulting in a fair value ascribed to the Penny Warrants of $1,642,867. As previously stated, however, the Penny Warrants were also issued as equity issuance costs by TuHURA to Legacy TuHURA’s investment bank in lieu of cash payment for fees that were directly attributable to the consummation of the Reverse Recapitalization. As Legacy TuHURA was treated as the accounting acquirer for reporting purposes, these offering costs were treated as a reduction to Additional paid-in capital, however, the issuance of the underlying shares and increase to outstanding equity would effectively offset the reduction to Additional paid-in capital and the only impacts would be to the common shares outstanding of TuHURA by 297,029 once exercised.

Given the Penny Warrants were recorded within Equity and were also issued by TuHURA in lieu of paying equity issuance costs in connection with the consummation of the Kintara Merger, the assumption of the Penny Warrants being exercised would imply the issuance of additional Common Stock, thereby resulting in a reclassification of the Penny Warrants from Additional paid-in capital—Penny Warrants to Common Stock and Additional paid-in capital. As these Penny Warrants were issued in connection with the consummation of the Kintara Merger and were all still outstanding as of March 31, 2025, the accounting for the Penny Warrants is determined to have zero net effect on total equity within the historical balance sheet of TuHURA but assumed to be exercised for the unaudited pro forma condensed combined financial information as of March 31, 2025. The shares underlying the Penny Warrants are assumed to be outstanding when presenting the share capitalization of the Company and in calculating basic and diluted loss per share amounts, and the impacts to these amounts after assuming their exercise is presented in the unaudited pro forma condensed combined pro forma financial information (reflected within adjustment D in Note 4 in the notes to the unaudited pro forma condensed combined financial information).

Kineta Exclusivity Agreement, July 2024 Private Placement

On July 8, 2024, Kineta and Legacy TuHURA entered into the Exclusivity Agreement for the potential acquisition of Kineta’s KVA12123, now renamed as TBS-2025, and related rights and assets associated with and derived from the asset. TBS-2025 is a novel VISTA-inhibiting monoclonal antibody.

Pursuant to the Exclusivity Agreement, among other things, Kineta granted Legacy TuHURA an exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to the then-named KVA12123 during the period commencing as of July 3, 2024 and continuing through the first to occur of (a) the execution of a definitive agreement with TuHURA or one or

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

more of its affiliates and (b) 11:59 PM Eastern Time on October 1, 2024, which was subject to extension (the “Exclusivity Period”). In accordance with the Exclusivity Agreement, as the parties were engaged in good faith discussions regarding the Mergers on the date on which the Exclusivity Period (or a renewal thereof) was scheduled to expire and since Legacy TuHURA had not yet closed the Kintara Merger, then the Exclusivity Period automatically renewed for an additional ten (10) day period (a “Renewal Period”) (up to a total of two (2) Renewal Periods for an aggregate of twenty (20) additional days).

Under the terms of the Exclusivity Agreement, Legacy TuHURA paid Kineta a fee in the amount of $5,000,000, with $2,500,000 paid at signing and an additional $2,500,000 paid on July 15, 2024. The fee is nonrefundable other than in the case of an uncured breach of the Exclusivity Agreement by Kineta. No later than two (2) business days after the Renewal Period started, TuHURA had to pay an additional $150,000 as an additional Exclusivity Payment, in an amount not to exceed $300,000 for the two (2) available Renewal Periods. On October 4, 2024, TuHURA paid Kineta $150,000 as an additional Exclusivity Payment for the first Renewal Period. On October 15, 2024, TuHURA paid Kineta $150,000 as an additional Exclusivity Payment for the second Renewal Period. The Exclusivity Payments were credited against the cash consideration otherwise payable to Kineta stockholders pursuant to the Merger Agreement.

In conjunction with the Exclusivity Agreement, Legacy TuHURA sold 4,009,623 shares of its Legacy common stock in a private offering (which were exchanged for 717,000 shares of TuHURA Common Stock issued in connection with the consummation of the Kintara Merger) with a purchase price of $5,000,000 (the “July 2024 Private Placement”) to an existing Legacy TuHURA shareholder (the “Investor”). In connection with the July 2024 Private Placement, the Investor is entitled to a 1.5% royalty on certain sales by TuHURA of products based on TBS-2025. Based on the current stage of clinical trials and inherent uncertainties surrounding the regulatory approval of TBS-2025, the royalty is not currently probable and reasonably estimable. Therefore, TuHURA has not recognized or allocated any of the subscription proceeds for the Investor royalty agreement to a royalty obligation liability in the unaudited pro forma condensed combined financial statements.

The Mergers (Business Combination with Kineta)

On December 11, 2024, TuHURA entered into the Merger Agreement with Kineta under which it was contemplated that TuHURA would acquire Kineta, including the rights to Kineta’s novel KVA12123 antibody, now renamed as TBS-2025, for a combination of cash and shares of TuHURA Common Stock.

As stated in the Introduction above, the Mergers are accounted for as a business combination in which TuHURA acquired Kineta, including the rights to Kineta’s novel then-named KVA12123 antibody. Under the terms of the Merger Agreement, upon the completion of the Business Combination, Kineta stockholders received their pro rata share (based on the number of Kineta fully diluted shares held by them) of aggregate Merger consideration in the Mergers consisting of, as adjusted pursuant to the terms of the Merger Agreement, shares of TuHURA Common Stock.

After taking into account the issuance of additional TuHURA shares reserved for the Initial Share Consideration (as defined in the Merger Agreement), as adjusted for certain estimated purchase price adjustments based on the calculation of the total Merger Consideration on a pro forma basis as included herein, and the Kineta Delayed Share Consideration (as defined in the Merger Agreement), as estimated immediately after the Mergers, TuHURA stockholders owned approximately 92.4% of the TuHURA Common Stock outstanding following the closing of the Mergers and Kineta stockholders owned approximately 7.6% of the TuHURA Common Stock outstanding, which could be adjusted further as the stock consideration to be issued as the merger consideration is subject to adjustment in accordance with the Merger Agreement. The unaudited pro forma condensed combined financial information has been prepared to give pro forma effect with respect to both the reverse share split, as effected on October 18, 2024 for the Kintara Merger, as well as the additional issuance of shares and related transactions surrounding the merger consideration in the Mergers for Kineta shareholders.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

	Share Ownership Post-Mergers	Approx. %
TuHURA Biosciences, Inc. stockholders at the Effective Time of the Mergers(1)(2)	48,739,040	92.4%
Kineta, Inc. public stockholders at the Effective Time of the Mergers(3)	3,998,054	7.6%

Pro Forma Common Stock	52,737,094	100.0%

(1)

Includes (i) 42,284,525 shares issued and outstanding to TuHURA common stockholders following the closing of the Kintara Merger, (ii) 297,029 shares underlying the penny warrants issued to underwriters in lieu of cash payment notes, as-converted upon their issuance, (iii) 1,398,177 shares issued and outstanding for those TuHURA warrant and option holders who exercised their warrants subsequent to closing of the Kintara Merger and (iv) 4,759,309 shares issued in connection with the June 2025 Private Placement securities purchase agreement which is a condition precedent to the closing of the Mergers

(2)

Excludes (i) 6,511,571 shares underlying the options issued to TuHURA stockholders, (ii) 8,335,007 shares underlying the warrants issued to TuHURA stockholders and Note holders in connection with the Kintara Merger, (iii) 1,539,958 shares underlying the CVR Agreement, and (iv) 4,759,309 warrant shares issued in connection with the June 2025 Private Placement securities purchase agreement

(3)

Includes (i) 2,868,169 shares assumed to be issued as the “Initial Share Consideration” share component of the aggregate merger consideration in the Business Combination, as adjusted, and (ii) 1,129,885 shares issued as the “Kineta Delayed Share Consideration” share component of the aggregate merger consideration in the Business Combination for historical Kineta common stockholders based on their pro rata share of Kineta’s historical equity (based on the number of Kineta fully diluted shares held by them at the Effective Time)

The cash component of the aggregate merger consideration in the Business Combination will be a base cash amount of approximately $5,255,000 (consisting of a value of $12,000,000 minus the $6,745,000 advanced to Kineta under the Exclusivity, Right of First Offer, Existing Advances included in the CTF Agreement, and Loaned Amounts assumed through the closing date of the Mergers for working capital needs pursuant to the Merger Agreement less the sum of Kineta’s working capital deficit of $5,255,000 at the closing of the Mergers; resulting in no cash consideration being paid to Kineta’s former shareholders at the closing of the Mergers. The share component of the aggregate merger consideration in the Business Combination consists of an aggregate maximum of up to 3,998,054 shares of TuHURA Common Stock, subject to a six-month holdback of 1,129,885 of such shares to satisfy certain additional liabilities as of the closing date that may be identified after the closing. As additional merger consideration in the Business Combination, Kineta stockholders will be entitled to receive their pro rata share of certain payments that Kineta may receive after the closing from the pre-closing sale by Kineta of certain non-TBS-2025 products and technologies.

TuHURA and Kineta CTF Agreement

In connection with the Merger Agreement, TuHURA and Kineta entered into a Clinical Trial Funding Agreement under which TuHURA agreed to continue to fund clinical trial expenses for then-named KVA12123 in an additional amount of up to $900,000, excluding the Existing Advances already financed, which may be increased upon mutual agreement. The Merger Agreement also provides that Kineta was permitted to request the extension of additional working capital loans from TuHURA in increments of $250,000 on dates specified within the Merger Agreement; the last of which was to be advanced by TuHURA to Kineta on or before June 3, 2025, with that amount being contingent upon TuHURA’s receipt of (A) proceeds from the June 2025 Private Placement or (B) proceeds from TuHURA’s stockholder warrant exercise payments due on May 30, 2025.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As of March 31, 2025, there had been multiple CTF Notes issued under the CTF Agreement; in addition to four Existing Advances that were included on the initial executed agreement, totaling $694,503. These Existing Advances represent advances already made by TuHURA to Kineta and are included as a reduction against the cash component of the merger consideration paid to Kineta stockholders in the Mergers, however, all subsequent advances under the CTF Agreement, as executed in December 2024, were not creditable against the Merger Consideration and instead were represented by the CTF Notes issued.

Through the date of this unaudited pro forma condensed combined financial information, the total principal amount of CTF Notes funded under the CTF agreement was $900,000, of which $851,809 is already included in the historical financial information as of March 31, 2025 for both entities and the remaining $48,191 was advanced under the CTF agreement subsequent to March 31, 2025 (reflected within Pro Forma Adjustments E and A, respectively, in Note 4 of the notes to the unaudited pro forma condensed combined financial information). Additionally, there have been $750,000 of working capital loans made by TuHURA to Kineta subsequent to March 31, 2025 (reflected within Pro Forma Adjustment B in Note 4 of the notes to the unaudited pro forma condensed combined financial information).

TuHURA June 2025 Securities Purchase Agreement

In connection with the Merger Agreement and as a condition precedent to the completion of the Mergers, on June 2, 2025, the Company entered into a securities purchase agreement with accredited investors under which the investors committed to purchase $12,612,169 of shares of TuHURA Common Stock (representing approximately 4.76 million shares) on certain dates and contingent on certain milestones over a period beginning on June 2, 2025 and continuing until December 31, 2025 (the “June 2025 Private Placement”).

The June 2025 Private Placement is presented in the unaudited pro forma condensed combined financial statement as contemplated since it was a condition of closing of the Mergers and represents a significant additional financing received by TuHURA subsequent to the most recent historical financial information presented herein. The June 2025 Private Placement is represented in these pro formas to reflect the issuance of 4,759,309 shares of TuHURA Common Stock to the Purchasers at the combined unit price of $2.65 per share and accompanying warrant (see below regarding the warrants), which represents a fifteen percent (15%) discount to the NASDAQ closing price of TuHURA’s Common Stock on June 2, 2025, for proceeds of $11,512,169 net of $1,100,000 of equity issuance costs (the June 2025 Private Placement is reflected within Pro Forma Adjustment C in Note 4 of the notes to the unaudited pro forma condensed combined financial information).

As noted above, in addition to the shares of TuHURA Common Stock issued to the Purchasers who invested in the private offering, an equal number of warrants to purchase the same amount of common shares at an exercise price of $3.3125 per warrant share were also provided together with the common shares issued in the June 2025 Private Placement. These warrants represent freestanding financial instruments issued together with the common stock purchased, however, they were determined to not be precluded from being classified as equity. As such, the shares underlying the warrants are initially measured at their relative fair values and not remeasured for subsequent changes in fair value to be recognized as long as the warrants continue to be classified in equity. Given that the warrants were issued along with the common stock issued to the private investors in the June 2025 Private Placement and all the net proceeds are already reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 with the corresponding amount also recorded within equity (see Pro Forma Adjustment C in Note 4 of the notes to the unaudited pro forma condensed combined financial information), the relative fair value that is allocated to the warrants would also be reflected in that corresponding amount recorded within Additional paid-in capital. As a result, the accounting for the warrants is determined to have zero net effect within equity outside of what is already reflected in Pro Forma Pro Forma Adjustment C.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Merger Agreement was unanimously approved by the boards of directors of both companies, and Kineta stockholder approval was also obtained on June 23, 2025. The completion of the Business Combination was also subject to the satisfaction or waiver of certain other conditions, such as the approval by TuHURA’s stockholders of an increase in the number of authorized shares of TuHURA Common Stock, which was approved on June 23, 2025. The Business Combination closed on June 30, 2025.

Note 2. Basis of Presentation

Kintara Merger (Reverse Recapitalization)

The Kintara Merger was accounted for as a reverse recapitalization, where the assets and liabilities of Kintara were recorded at their carrying values, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Kintara was treated as the “accounting acquiree” and Legacy TuHURA as the “accounting acquirer” for financial reporting purposes. The determination of Legacy TuHURA as the accounting acquirer was primarily based on the evaluation of the following facts and circumstances:

•	The pre-combination equity holders of Legacy TuHURA held the majority of voting rights after the Kintara Merger,

•	Legacy TuHURA appointed four of the five board seats of TuHURA after the Kintara Merger,

•	Executive management of Legacy TuHURA comprised the executive management of TuHURA after the Kintara Merger, and

•	Operations of Legacy TuHURA comprised the majority of ongoing operations of TuHURA after the Kintara Merger.

Accordingly, for accounting purposes, the Kintara Merger was treated as the equivalent of Legacy TuHURA issuing shares for the net assets of Kintara, followed by a recapitalization. The net assets of Legacy TuHURA were stated at historical cost. Operations prior to the Kintara Merger were those of Legacy TuHURA.

The Mergers

The Mergers were successfully completed on June 30, 2025 and were accounted for as a business combination using the acquisition method of accounting in accordance with U.S. GAAP. Under the acquisition method of accounting, the Mergers are accounted for by recognizing the acquired assets, including separately identifiable intangible assets, including in-process research and development, and assumed liabilities at their acquisition-date fair values. Any excess of the fair value of the Merger Consideration issued to the stockholders of Kineta above the acquisition-date fair values of these identifiable assets and liabilities is recognized as goodwill.

TuHURA was determined to be the “accounting acquirer” in the Mergers for financial reporting purposes with Kineta being the “accounting acquiree” for financial reporting purposes. The determination of the Mergers being accounted for as business combination, and for TuHURA being the accounting acquirer is based primarily on evaluation of the following facts and circumstances:

•

Existing TuHURA securityholders still own approximately 92.4% of the combined TuHURA Common Stock outstanding, as calculated immediately following the Effective Time assuming all former Kineta shareholders are issued their pro rata share of the maximum of 3,998,054 shares of TuHURA Common Stock to be issued (currently estimated to be 3,998,054 shares after aggregating both the maximum Initial Share Consideration and Delayed Share Consideration that could be issued) as the share component of the consideration transferred in accordance with the amended Merger Agreement,

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

•	The TuHURA Board of Directors will remain the same after the Mergers,

•	TuHURA’s current senior management will remain the same after the Mergers, and

•	Operations of TuHURA will comprise the majority of the continuing operations of TuHURA after the Mergers.

As a result of TuHURA being treated as the acquiring company for financial reporting purposes, the historical financial statements of TuHURA remain the historical consolidated financial statements of the Company. Results from operations prior to the Kintara Merger are those of Legacy TuHURA and, as such, results from operations prior to the Mergers are those of TuHURA.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 gives effect to the Transactions as if they occurred on March 31, 2025. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 gives effect to the Transaction as if it occurred on January 1, 2024. These periods are presented on the basis that Legacy TuHURA and TuHURA are treated as the acquirer for accounting purposes for both the Kintara Merger and the Mergers, respectively.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that TuHURA management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated, including that differences between the acquisition method of accounting estimates of fair value and the final acquisition accounting may occur. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences may be material. TuHURA management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of TuHURA after the Transactions. They should be read in conjunction with the separate historical audited and unaudited financial statements and notes thereto of Legacy TuHURA, Kintara, and Kineta as filed with the SEC.

Immediately prior to the consummation of the Kintara Merger, Legacy TuHURA preferred stock converted into shares of common stock of Legacy TuHURA that subsequently was converted into and became exchangeable for shares of common stock of Kintara which were issued upon completion of the Kintara Merger on October 18, 2024 and in accordance with the exchange ratio.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given that Legacy TuHURA and TuHURA incurred significant losses during the historical periods presented.

Upon completion of the Mergers on June 30, 2025, pursuant to the terms and conditions of the Merger Agreement, each share of Kineta common stock, issued and outstanding immediately prior to the First Merger, was converted into the right to receive 0.185298 shares of TuHURA Common Stock, for an aggregate of

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

2,868,169 shares of TuHURA Common Stock as the Initial Share Consideration. Also pursuant to the terms and conditions of the Merger Agreement, each share of Kineta common stock, issued and outstanding immediately prior to the First Merger, is also entitled to (i) its pro rata portion of 1,129,885 shares of TuHURA Common Stock to be issued after six months following the closing of the Mergers (the Delayed Share Consideration), subject to adjustment for losses incurred or accrued during the six month period from the closing of the Mergers, and (ii) the right to its pro rata share of cash consideration received by Kineta pursuant to disposed asset payments related to legacy Kineta assets.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations for TuHURA Biosciences, Inc. are based upon the number of the combined company’s common shares outstanding following the reverse share split of 1-35 as effected on October 18, 2024, as if the Reverse Recapitalization had occurred on January 1, 2024, as well as for all the transactions that would impact the equity structure of TuHURA in order to consummate the Kintara Merger, assuming the Mergers occurred on January 1, 2024.

Note 3. Accounting Polices

Following the successful completion of the Mergers, management will now perform a comprehensive review of the entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of TuHURA. Based on the initial analyses performed, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As a result of TuHURA being treated as the acquiring company for financial reporting purposes in both of the Transactions, the unaudited condensed combined pro forma financial information has been prepared on a basis consistent with the historical financial statements of TuHURA. As part of the preparation of the unaudited pro forma condensed combined financial information under this basis, certain reclassifications were made to align Kintara’s and Kineta’s financial statement presentation with that of TuHURA.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical audited and unaudited financial statements of TuHURA, Legacy TuHURA, Kintara, and Kineta, as filed with the SEC.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The Company includes additional financing transactions and transaction accounting adjustments in the unaudited pro forma condensed combined balance sheet as if they had occurred as of March 31, 2025 and in the unaudited pro forma condensed combined statements of operations as if they had occurred as of the earliest period presented, January 1, 2024.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of TuHURA Common Stock outstanding following the reverse share split of 1-35 as effected on October 18, 2024 for the Reverse Capitalization, and assuming the share issuances expected in connection with the Mergers occurred on January 1, 2024.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Estimated Purchase Price Consideration for the Mergers

Estimated purchase price of $15,620,680 related to the Mergers is comprised of the following components:

Cash Consideration Paid at Closing	$—
Total Cash Consideration Paid (Exclusivity Payments, Loans, and Advances)	6,745,000
Initial Share Consideration	6,367,335
Delayed Share Consideration	2,508,345
Contingent Consideration	—

Total consideration	$15,620,680

The cash component of the aggregate Merger Consideration in the Mergers will be a cash consideration amount of $6,745,000 (consisting of a base cash consideration value of $12,000,000, as stated in the amended Merger Agreement, less the sum of Kineta’s final calculated working capital deficit of $5,255,000 as of the closing date of the Mergers. Of the cash consideration amount of $6,745,000, the entire cash component had already been paid by TuHURA to Kineta prior to the closing date of the Mergers and was able to be credited towards the cash component of the aggregate Merger Consideration in the Mergers pursuant to the Merger Agreement (consisting of the first exclusivity payment of $5,000,000 already made by TuHURA in July 2024, the extension payments made in connection with the Exclusivity Agreement of $300,000 paid by TuHURA in October 2024, the Existing Advances already made by TuHURA to Kineta in connection with the Exclusivity Agreement in the aggregate amount of $694,503, and $750,000 of working capital loans extended by TuHURA to Kineta, of which $500,000 was loaned subsequent to March 31, 2025).

The estimated share consideration pursuant to the Merger Agreement, which for which certain components are still ultimately subject to adjustment pursuant to the amended Merger Agreement, to be paid to former Kineta stockholders of record as of the Effective Time will consist of an aggregate of up to 3,998,054 shares of TuHURA Common Stock, which was calculated by using the top-line share value of $23,000,000 (consisting of the maximum value for the Initial Share Consideration of $16,500,000 plus the maximum value for Delayed Share Consideration of $6,500,000) and dividing by the TuHURA Share Value ($23,000,000 divided by $5.7528 per share equals 3,998,054 shares).

As stated in the Introduction section above, while the actual number of shares of TuHURA Common Stock issued in the Mergers was not based on fluctuating market prices, but fixed (i.e. based on the TuHURA Share Value determined as of the date that the acquisition was announced on December 11, 2024), the fair value of the share consideration could also be variable because the predetermined number of shares would be expected to fluctuate along with the publicly listed TuHURA stock price (e.g., the number of shares of TuHURA Common Stock received in the Mergers multiplied by the trading price of TuHURA Common Stock as of immediately prior to the closing date of the Mergers). As a result, the Initial Share Consideration and Delayed Share Consideration are now calculated and estimated at a lower market value issued to Kineta stockholders in the completion of the Mergers relative to the estimated amount that was estimated using only the TuHURA Share Value.

As such, the Initial Share Consideration was calculated to be $6,367,335 as of the closing date of the Mergers (consisting of the calculated 2,868,169 shares of Initial Share Consideration that was based on the top-line $16,500,000 amount divided by the TuHURA Share Value, and then multiplied by the actual TuHURA market price on that date of approximately $2.22). Subject to further adjustment based on subsequent changes to the delayed net working capital or other amounts which could update the calculation of Merger Consideration pursuant to the Merger Agreement, the Delayed Share Consideration is still expected to be the similar calculated value of $2,508,345 which is currently estimated based on the 1,129,885 shares of TuHURA Common Stock

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

expected to be issued (based on the top-line $6,500,000 amount divided by the TuHURA Share Value, multiplied by the market price as of the closing date of $2.22), however, this amount could change both as a result of the adjustment terms and provisions in the Merger Agreement as well as the market price of TuHURA shares as of the future date when the Delayed Share Consideration is issued. For the purposes of this unaudited pro forma condensed combined financial information, the aggregate share consideration is assumed to be $8,875,680 ($6,367,335 plus $2,508,345) for estimating the final market value of consideration to be transferred in the Mergers on a pro forma basis using the relevant details included in this unaudited pro forma condensed combined financial information.

As additional estimated contingent consideration, Kineta stockholders will be entitled to receive their pro rata share of certain payments in cash that Kineta may receive after the closing of the Mergers from certain pre-closing sales by Kineta of certain non-TBS-2025 products and technologies (the “Disposed Asset Payment Right”).

Based on the current stage of clinical trials and inherent uncertainties surrounding the further development, regulatory approval, or viability of being able to enter into an agreement to dispose of any non-VISTA Assets and any other agreement entered into by Kineta prior to the closing of the Mergers in connection with a Permitted Asset Disposition, as defined in the Merger Agreement, including the likelihood of certain clinical and/or regulatory milestones being achieved in the future with regard to the agreements entered into with third parties surrounding the disposal, exclusivity, and licensing, of non-VISTA assets to-date which could result in future Disposed Asset Payments, the contingent consideration resulting from any Disposed Asset Payment Right is not currently probable and reasonably estimable. Therefore, TuHURA has not recognized or allocated any contingent purchase price consideration estimates for the Mergers pertaining to the Disposed Asset Payment Rights in the unaudited pro forma condensed combined financial information or purchase price allocation estimated for the Business Combination as a result of the Mergers.

The accounting treatment and valuation for the contingent consideration included in the Mergers, which represents the Disposed Asset Payment Right from Permitted Asset Dispositions, as defined in the Merger Agreement, is preliminary in nature and the final accounting treatment will be determined based on a number of factors, including additional analysis of the transaction, the in-process research and development of the disposed assets themselves, and consideration of relevant accounting standards

Adjustments related to Additional Financing Transactions to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments for additional financing transactions represent significant transactions completed by TuHURA and Kineta subsequent to March 31, 2025 in connection with the completion of the Mergers are as follows:

A To record proceeds received by Kineta of $48,191, from the remaining amount of promissory notes able to be issued by Kineta and loaned by TuHURA in connection with the CTF Agreement (to bring the total to the maximum allotted amount of $900,000, including the interest receivable accrued by TuHURA in accordance with the agreement). The outstanding principal amount of all advances made under the CTF Agreement (except for the Existing Advances) accrued interest at a rate of 5% per annum, and all advances became due and payable in full at closing of the Mergers.

Given that the unaudited pro forma condensed combined balance sheet as of March 31, 2025 assumes that the Mergers occurred on that date, any advances loaned by TuHURA to Kineta under the CTF Agreement would result in a net zero impact to the financial statements of TuHURA. Accordingly, no corresponding pro forma adjustment was made to the unaudited pro forma condensed combined statements of operations for interest expense or income as any accrued interest would become intercompany and eliminate in the consolidated financial statements of TuHURA following the closing of the Mergers.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

B Represents the $500,000 of additional financings of working capital loans transacted in two separate installments prior to the closing of the Mergers, that are presented as both cash inflows (for Kineta) and cash outflows (for TuHURA), for an aggregate amount of $750,000 of total such working capital loans that were directly attributable to the Mergers ($250,000 of which is already represented in the historical financial information for both entities as of March 31, 2025). These payments reflect the working capital loans detailed in the provisions of the Merger Agreement, which provides that Kineta may request the extension of additional working capital loans from TuHURA in increments of $250,000 on dates specified within the Merger Agreement; the last of which was advanced by TuHURA to Kineta on June 3, 2025, with the contingency for making the final loan being upon TuHURA’s receipt of (A) proceeds from the June 2025 Private Placement or (B) proceeds from TuHURA’s stockholder warrant exercise payments due on May 30, 2025. As both TuHURA’s stockholder warrant exercise payments were received in advance of their maturity date (reflected in Adjustment D) in addition to the receipt of the proceeds from the June 2025 Private Placement by TuHURA (reflected in Adjustment C), these working capital loans were appropriately made as of the dates specified and accordingly reflected within this pro forma adjustment.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 includes these adjustments to give pro forma effect for both the cash loaned by TuHURA and received by Kineta subsequent to March 31, 2025, to illustrate the funding provided by TuHURA which, under the terms of the Merger Agreement, allows for all such loaned amounts between the parties to be credited against the cash component of the Merger Consideration to be paid to Kineta stockholders in the Mergers (refer to Adjustment G).

C Relating to the Mergers, to record proceeds received of $11,512,169, net of equity issuance costs of $1,100,000 (comprised of $1,000,000 of placement fees and an additional $100,000 in legal and advisory fees), following the issuance, through the June 2025 Private Placement that was consummated on June 2, 2025, of 4,759,309 shares of TuHURA Common Stock that were purchased for $2.65 per share together with an equal number of warrants to purchase additional TuHURA Common Stock at an exercise price of $3.3125 per share. This pro forma adjustment is reflected in the unaudited pro forma condensed combined financial information as if all of the committed funding had already been received since it was a condition precedent to the closing of the Mergers and all the funding milestones have now been achieved with its successful completion on June 30, 2025. Accordingly, the entire net proceeds are recorded within Cash and cash equivalents along with the corresponding increases to Common stock at par value for the aggregate number of shares to be issued as well as Additional paid-in capital. As the warrants were determined to be equity-classified, the relative fair values allocated to the warrants are also recognized within Additional paid-in capital and therefore the net effect is also represented within this same adjustment on the unaudited pro forma condensed combined balance sheet as of March 31, 2025.

D Reflects the actual and assumed exercises of outstanding TuHURA warrants and Penny Warrants for which cash was received subsequent to March 31, 2025 from a total underlying of 1,331,865 shares issued (consisting of 1,034,836 and 297,029 warrants exercised, respectively). While the exercises are not directly attributable to the closing of the Mergers, the receipt of cash from the TuHURA warrants was one of the contingencies for the Company to be able to issue the final working capital loan to Kineta (see adjustment B) and since the subsequent issuance of shares of TuHURA Common Stock from the Penny Warrants (see below for the TuHURA warrants) directly impacts the share capitalization of the combined company on a pro forma basis, a pro forma adjustment of $298 is presented to recognize the shares of TuHURA Common Stock issued at par value for the Penny Warrants, in addition to an immaterial amount of TuHURA stock options which were exercised that impacted the share capitalization of TuHURA, and give pro forma effect to the Mergers as if all the related transactions occurred on March 31, 2025.

Regarding the TuHURA warrants, all of the warrants were exercised and shares issued accordingly to the holders prior to March 31, 2025, and therefore are included in the Company’s historical balance sheet as of March 31, 2025. TuHURA recorded a Warrant Note Receivable of $3,057,904 for the value of the warrants,

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

including interest, that the holders of the warrants issued in lieu of payment upon exercise within equity to Due from stockholders . The entire amount was received in May 2025 an adjustment to reflect the increase in cash for TuHURA upon the receipt of cash for these exercises is presented in addition to the relief of the receivable on the unaudited pro forma condensed combined balance sheet. Additionally, as described in Note 1 in the notes to the unaudited pro forma condensed combined financial information, the Penny Warrants are effectively pre-funded, resulting in nominal additional cash for TuHURA upon exercise, and the net zero impact to Additional paid-in capital is already reflected within TuHURA’s historical financial statements as of March 31, 2025. Accordingly, as the Penny Warrants are assumed to be exercised to give pro forma effect to the Kintara Mergers, the Mergers and all related transactions, the net amount of the cash received subsequent to March 31, 2025, for the TuHURA warrants exercised of $3,057,904, and shares of TuHURA Common Stock issued at par value for the Penny Warrants and immaterial amount of TuHURA stock options, comprised of $298 from Additional paid-in capital is reflected as a pro forma adjustment in the unaudited pro forma condensed combined balance sheet as of March 31, 2025.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 are as follows:

E Relating to the Mergers, reflects the total transaction costs that are directly attributed to closing the Mergers that both TuHURA and Kineta incurred through the closing of the Mergers of $7,926,856, which is comprised of $5,285,353 of aggregate costs incurred by TuHURA and $2,641,503 incurred by Kineta.

E1 Kineta’s total transaction costs of $2,641,503 include accounting advisory, legal, and special employee-related fees. Of this amount, $1,331,000 had already been incurred and included within Accounts payable and accrued expenses, and $189,005 had already been incurred and paid for in cash through March 31, 2025. Therefore, $1,121,498 was incurred through March 31, 2025 until the closing of the Mergers. Within this amount were additional expenses related to one-time special bonus and severance costs of $825,321, as well as transaction costs related to professional and legal fees of $296,177, and therefore both were adjusted for within the accumulated deficit in the March 31, 2025 pro forma condensed combined balance sheet to give the pro forma effect of recording the transaction costs in general and administrative expenses during the twelve months ended December 31, 2024, as shown in the pro forma condensed combined statements of operations (refer to adjustment EE(i)).

Of the $2,641,503 total of Kineta’s transaction costs, after accounting for the $189,005 that had previously been paid in cash as of March 31, 2025, the remaining, $2,452,498 amount of Kineta’s transaction costs remained unpaid as of the closing of the Mergers. Accordingly, no adjustment is presented to reflect any cash paid at closing but a pro forma adjustment of $1,121,498 to reflect the increase in Accounts payable and accrued expenses ($2,452,498 less the $1,331,000 already incurred and included within Accounts payable and accrued expenses as of March 31, 2025) have been included in the pro forma condensed combined balance sheet as of March 31, 2025.

E2 TuHURA’s total transaction costs of $5,285,353 include accounting, legal, and other professional fees. Of this amount, $1,072,935 had already been incurred as of March 31, 2025, and therefore, $4,212,418 was incurred upon the closing of the Mergers. Given that the Mergers will be accounted for as a business combination, all of TuHURA’s estimated professional, legal, and other additional fees that were yet to be recognized as of March 31, 2025, but were directly attributable to the Mergers were adjusted for within accumulated deficit in the March 31, 2025 pro forma condensed combined balance sheet to give pro forma effect from recording transaction costs to general and administrative expenses during the twelve months ended December 31, 2024 in the pro forma condensed combined statements of operations (refer to adjustment EE(ii)).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Of the $5,285,353 total of TuHURA’s transaction costs, an aggregate amount of $3,400,355 was paid in cash through the close of the Mergers and, as such, $1,884,998 of TuHURA’s total transaction costs remained unpaid as of the closing. Accordingly, pro forma adjustments of $3,132,814 ($3,400,355 less $267,541 already paid) to the reflect the additional cash paid at closing and $1,079,604 to reflect the increase in accounts payable and accrued expenses ($1,884,998 less $805,394 already included in the historical balance sheets) have been included in the pro forma condensed combined balance sheet as of March 31, 2025.

F Represents the approximate activity that transpired between the historical balance sheet date as of March 31, 2025 through the closing of the Mergers on June 30, 2025, by Kineta in order to meet certain closing conditions, including the maximum net working capital deficit, most of which pertained to settlements and reductions of outstanding obligations for Kineta through the issuance of pre-Merger Kineta equity in lieu of cash. This adjustment to the pro forma condensed combined balance sheet is assumed in order to reflect this approximate activity carried out by Kineta in order to satisfy the net working capital deficit requirement pursuant to the amended Merger Agreement; and to agree with the final stated balances as reported by Kineta for all account balances as of the closing for the purposes of presenting the purchase price allocation as of that date (refer to adjustment G).

In negotiating these reductions and settlements of certain of Kineta’s obligations prior to closing in order to reduce the net working capital deficit to an amount allowed in the amended agreement, 1,938,302 pre-Merger Kineta shares were issued to the vendors and employees to which the obligations pertained in lieu of cash. Accordingly, the issued shares are reflected through the $1,938 adjustment to Kineta common stock recorded at par value, with the remaining $1,949,041 of the amount being recognized as an adjustment within Kineta’s Additional paid-in capital. All of the outstanding equity of Kineta at the Effective Time, including these shares issued pursuant to satisfy the net working capital deficit amount permissible in the amended Merger Agreement and other closing conditions were canceled and ceased to exist at the Effective Time in accordance with the agreement. These shares, including the newly issued shares, only represented the right to receive the share of Merger Consideration (as stated in the Introduction). Each share of Kineta common stock at the closing of the Mergers was ultimately given the right to receive 0.185298 shares of TuHURA Common Stock as the Initial Share Consideration, which can be illustrated based on the 15,478,657 shares of Kineta common stock immediately prior to the Effective Time (i.e. after the equity issuance presented in this adjustment) and the 2,868,169 shares of Initial Share Consideration calculated above (2,868,169 shares of TuHURA Common Stock divided by the 15,478,657 shares of Kineta common stock outstanding at the Effective Time equals 0.185298). Refer to adjustment G as reflected in the pro forma condensed combined balance sheet as of March 31, 2025 to illustrate the cancellation of the Kineta equity as of the Effective time in the unaudited pro forma condensed combined financial information.

G Represents adjustments for the estimated preliminary purchase price allocation for the Business Combination between TuHURA and Kineta; including the resulting elimination of Kineta’s historical equity, in addition to the issuances of further Kineta equity subsequent to March 31, 2025 and up until the Effective Time, as a result of the acquisition by TuHURA.

Any adjustments presented on the unaudited pro forma condensed combined balance sheet as of March 31, 2025, which reference this Pro Forma Adjustment G while not being explicitly depicted in the table below, are the result of the net presentation of the estimated preliminary purchase price allocation adjustments in the unaudited pro forma condensed combined balance sheet after accounting for the elimination of Kineta’s historical equity, the elimination of Kineta’s additional equity issuances expected in connection with satisfying the terms and conditions of the Merger Agreement as amended in May 2025, the derecognition of certain assets and liabilities in both TuHURA’s and Kineta’s historical balance sheets that pertained to the initial exclusivity payments of $6,004,503 as a result of the closing, and the other cash and stock consideration components of the aggregate Merger Consideration in the Mergers which are reflected in the

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

“Estimated Purchase Price Consideration for the Mergers” section earlier in this Note 4 of the notes to the unaudited pro forma condensed combined financial information.

The preliminary calculation of the estimated preliminary purchase price allocation for the Business Combination in the aggregate and the corresponding aggregate Merger Consideration in the Mergers is presented in the table below as if the Business Combination closed on March 31, 2025, as adjusted for the final working capital amounts as reported by Kineta at the closing date of the Mergers (refer to adjustment F):

Fair Value
Total Cash Consideration Paid (Exclusivity Payments, Loans, and Advances)	$6,745,000
Initial Share Consideration	6,367,335
Delayed Share Consideration	2,508,345
Contingent Consideration	—

Total consideration	$15,620,680

Assets acquired:
Cash and cash equivalents	$390,721
Restricted cash	—
Prepaid expenses and other current assets	—
In-process research and development	8,261,000
Goodwill	12,614,680

Total assets acquired	$21,266,401

Liabilities assumed:
Accounts payable and accrued expenses	$5,211,721
Notes payable, current portion	434,000

Total liabilities assumed	5,645,721

Estimated fair value of net assets acquired	$15,620,680

In connection with the Business Combination, the Company will recognize approximately $8,261,000 of identifiable intangible assets pertaining to the In-process research and development indefinite-lived intangible asset being acquired in the acquisition of Kineta and $12,614,680 of goodwill, which represents the excess purchase price over fair value of identifiable net assets acquired, pursuant to the preliminary purchase price allocation. The goodwill arising from the transaction is primarily attributable to the expected synergies through the combining of key assets, capabilities, and intellectual property, and is not expected to be deductible for income tax purposes. The final calculation of goodwill could differ materially from the preliminary amounts presented in this unaudited pro forma condensed combined financial information due to several factors including, but not limited to, changes in the estimated fair value of assets acquired and liabilities assumed, and differences in the actual assets acquired and liabilities assumed at the effective time of the Mergers, including the final calculation of merger consideration that is subject to further purchase price adjustments as described in the amended Merger Agreement. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill or other intangible assets have become impaired, an accounting charge for impairment during the period in which the determination is made may be recognized.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 are as follows:

AA Relating to the Kintara Merger, reflects the Legacy TuHURA reversal of interest expense incurred on the Notes for the year ended December 31, 2024 of $4,138,301.

BB Relating to the Kintara Merger, reflects the Legacy TuHURA reversal of the change in fair value of derivative liability associated with make-whole premium that is related to the signed subscription agreements for the year ended December 31, 2024 of $313,772.

CC Reflects costs related to the Kintara Merger in the amount of $3,386,840 which pertain to transaction-related expenses incurred by Kintara subsequent to the date at which historical Kintara financial information is presented in the pro forma condensed combined statement of operations and up to the closing date of the Reverse Recapitalization, including the following:

(i) One-time special bonus and additional severance costs in the amount of $1,634,413;

(ii) Merger-related costs incurred by Kintara of $1,752,427 primarily relating to legal and other professional fees.

As the above costs all represent one-time expenses directly attributable to the Kintara Merger, and the unaudited pro forma condensed combined statements of operations give pro forma effect to the Kintara Merger as if the closing had occurred on January 1, 2024, $3,386,840 is presented as an adjustment in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024

DD Relating to the Kintara Merger, reflects the elimination of the Series C Preferred Stock Dividends of approximately $12,839 that were all accrued for and paid within Kintara’s historical statements of operations prior to the consummation of the Kintara Merger on October 18, 2024. There was no Series C Preferred Stock assumed by TuHURA in the Kintara Merger as all of the outstanding shares had converted into shares of common stock prior to the consummation of the transaction. Since the transactions contemplated in the Kintara Merger Agreement are already reflected in the historical consolidated balance sheet as of March 31, 2025 of TuHURA, and the unaudited pro forma condensed combined statement of operations, including the per share amounts attributable to common stockholders calculated for the year ended March 31, 2025 are reflected as if the Kintara Merger had occurred on January 1, 2024, the effect of the Series C Preferred Stock Dividends is excluded from the pro forma net loss attributable to common stockholders for the year ended December 31, 2024.

EE Reflects the total additional transaction costs incurred related to the Mergers in the amount of $5,333,916 which is comprised of $1,121,498 of costs incurred by Kineta and $4,212,418 of costs incurred by TuHURA subsequent to March 31, 2025 that were directly attributable to the Mergers (refer to adjustments E1 and E2), including the following:

EE(i)a One-time special bonus and additional severance costs incurred by Kineta upon the closing of the Mergers in the amount of $825,321 ($1,415,321 total costs less the $590,000 already incurred during the year ended December 31, 2024 and three months ended March 31, 2025);

EE(i)b Legal and other professional fees incurred by Kineta of $296,177 ($1,226,182 total costs less the $930,005 already incurred during the year ended December 31, 2024 and three months ended March 31, 2025) that were directly attributable to closing the Mergers.

EE(ii) Printing, legal and other professional fees incurred by TuHURA of $4,212,418, consisting of additional transaction-related expenses incurred between March 31, 2025 and the closing date of the Mergers that were directly attributable to the Mergers.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As the above costs all represent the estimate of one-time expenses directly attributable to the Mergers, and the unaudited pro forma condensed combined statements of operations to give pro forma effect to the Mergers as if the Mergers had occurred on January 1, 2024, $5,333,916 are presented as adjustments to general and administrative expenses in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024.

There were no pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025.

Note 5. Net Loss per Share

Net loss per share was first calculated for the Kintara Merger that was completed in October 2024 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Kintara Merger, assuming the shares were outstanding since January 1, 2024, and after giving effect to the 1-for-35 reverse share split effected on October 18th, 2024. As the Kintara Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Kintara Merger have been outstanding for the entirety of all periods presented. The calculation of net loss per share to give pro forma effect to the Kintara Merger is only applicable for the year ended December 31, 2024 as the share exchange pursuant to the exchange ratio and other related share activity attributable to the Kintara Merger was completed when that reverse recapitalization transaction closed. The net loss per share giving effect to only the Kintara Merger for the year ended December 31, 2024 is presented for the illustrative purposes of calculating the weighted average shares outstanding for that transaction prior to the share activity that gives pro forma effect to the Mergers.

The unaudited pro forma condensed combined financial information has been prepared to present the Kintara Merger for the year ended December 31, 2024:

For the Year Ended December 31, 2024 (1)
(After share recapitalization as effected on October 18, 2024)
Numerator:
TuHURA Biosciences, Inc. - Net loss attributable to common stockholders	$(36,362,673)
Denominator:
Weighted average shares outstanding - basic and diluted(2)	42,284,525
Net loss per share:
TuHURA Biosciences, Inc. - Net loss attributable to common stockholders per share	$(0.86)
Excluded securities:
TuHURA Warrants(2)	10,965,630
TuHURA Options(2)	6,587,057
CVR Shares(2)	1,539,938

(1)

TuHURA Biosciences, Inc. - Net loss attributable to common stockholders per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(2)

The potentially dilutive outstanding securities were excluded from the computation of the TuHURA Biosciences, Inc. - Net loss attributable to common stockholders per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

The following table presents a roll-forward of the shares issued and assumed to be issued following the consummation of the Kintara Merger and the transactions leading up to the closing of the Mergers:

Common Shares Issued or Assumed to be Issued
TuHURA Biosciences, Inc. weighted average shares after Kintara Merger	42,284,525
Shares issued as purchase consideration in Mergers	3,998,054
Shares issued in connection with the June 2025 Private Placement	4,759,309
Shares issued for TuHURA Warrant and Option Exercises(1)	1,398,177
Shares underlying Penny Warrants issued(2)	297,029

Pro Forma weighted average shares outstanding	52,737,094

(1)	The aggregate amount of shares issued in connection with TuHURA Warrants and stock options that have been exercised following the closing of the Kintara Merger through the closing date of the Mergers.
(2)	Penny Warrants assumed to be exercised and converted into shares of TuHURA Common Stock as soon as they were exercisable based on the nominal exercise price of $0.01 per share

Net loss per share to give pro forma effect of both the Kintara Merger as well as the Mergers was calculated using the weighted average shares outstanding as calculated following the consummation of the Kintara Merger, and the issuance of additional shares in connection with the Mergers, assuming the shares were outstanding since January 1, 2024. As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entirety of all periods presented.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared to present the Kineta Mergers for the year ended December 31, 2024 and the three months ended March 31, 2025:

	For the Year Ended December 31, 2024 (1)	For the Three Months Ended March 31, 2025 (1)
Numerator:
Pro Forma Net loss attributable to common stockholders	$(58,828,116)	$(8,341,969)
Denominator:
Weighted average shares outstanding - basic and diluted(2)	52,737,094	52,737,094
Net loss per share:
Pro forma net loss attributable to common stockholders per share - basic and diluted	$(1.12)	$(0.16)
Excluded securities:
TuHURA Options(2)	6,511,571	6,511,571
CVR Shares(2)	6,587,057	1,539,938
TuHURA Warrants(2)	8,335,007	8,335,007
TuHURA Securities Purchase Agreement Warrants(2)	4,759,309	4,759,309

(1)	Pro forma net loss attributable to common stockholders includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”
(2)

The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss attributable to common stockholders per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.